Exhibit 99.1
SKY FINANCIAL GROUP, INC.
PROFIT SHARING, 401(k) AND ESOP PLAN
TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS AS OF NOVEMBER 30, 2009 AND DECEMBER 31, 2008 AND FOR THE PERIOD FROM JANUARY 1, 2009 TO NOVEMBER 30, 2009 AND THE YEAR ENDED DECEMBER 31, 2008:

Statements of Net Assets Available for Benefits	2

Statements of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4–7
All other schedules are omitted because they are either not applicable or the required information is shown in the financial statement or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Trustees and Participants of the
Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan
Columbus, Ohio
We have audited the accompanying statements of net assets available for benefits of the Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan (the “Plan”) as of November 30, 2009 and December 31, 2008, and the related statements of changes in net assets available for benefits for the period from January 1, 2009 to November 30, 2009 and the year ended December 31, 2008. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of November 30, 2009 and December 31, 2008, and the changes in net assets available for benefits for the period from January 1, 2009 to November 30, 2009 and the year ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1 to the financial statements, the Plan was terminated on June 30, 2007, and all distributions related to the Plan termination were completed by November 30, 2009. In accordance with accounting principles generally accepted in the United States of America, the Plan’s financial statements have been prepared using the liquidation basis of accounting.

/s/ Deloitte & Touche LLP
Columbus, Ohio
May 28, 2010

SKY FINANCIAL GROUP, INC.
PROFIT SHARING, 401(k) AND ESOP PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF NOVEMBER 30, 2009, AND DECEMBER 31, 2008

	November 30,	December 31,
	2009	2008
	(Liquidation Basis)	(Liquidation Basis)

ASSETS:
Investments at fair value:
Huntington Bancshares Incorporated common stock	$—	$18,179,293
Mutual funds	—	104,833,559
Participant notes	—	1,745,458

Total investments	—	124,758,310
Interest and dividends:	—	412,094

Total assets	—	125,170,404

LIABILITIES:
Accrued expenses	—	7,250
Due to brokers for securities purchased	—	19,018

Total liabilities	—	26,268

NET ASSETS AVAILABLE FOR BENEFITS	$—	$125,144,136

See notes to financial statements.

SKY FINANCIAL GROUP, INC.
PROFIT SHARING, 401(k) AND ESOP PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE PERIOD FROM JANUARY 1, 2009 TO NOVEMBER 30, 2009 AND
THE YEAR ENDED DECEMBER 31, 2008

	For the period from
	January 1, 2009 to	For the year ended
	November 30,	December 31,
	2009	2008
	(Liquidation Basis)	(Liquidation Basis)

ADDITIONS TO NET ASSETS:
Interest and dividends:
Huntington Bancshares Incorporated common stock	$22,210	$1,655,619
Mutual funds	184,283	2,826,103

Total additions	206,493	4,481,722

DEDUCTIONS FROM NET ASSETS:
Benefits paid to participants	104,449,848	56,229,005
Net depreciation in fair value of investments:
Huntington Bancshares Incorporated common stock	13,785,796	19,485,426
Mutual funds and common collective funds	7,028,154	46,293,362
Administrative and investment services expenses	86,831	96,386

Total deductions	125,350,629	122,104,179

NET DECREASE IN NET ASSETS	(125,144,136)	(117,622,457)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	125,144,136	242,766,593

End of year	$—	$125,144,136

See notes to financial statements.

SKY FINANCIAL GROUP, INC.
PROFIT SHARING, 401(k) AND ESOP PLAN
NOTES TO FINANCIAL STATEMENTS
November 30, 2009 and December 31, 2008
1.	DESCRIPTION OF PLAN AND PLAN TERMINATION
Plan Termination — On July 1, 2007, Sky Financial Group, Inc. (Sky Financial) merged with Huntington Bancshares Incorporated (Huntington). The day before the merger with Huntington, the Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan (the “Plan”) was terminated. On December 8, 2008, a favorable determination letter was received from the Internal Revenue Service (IRS) with respect to the termination of the Plan. All distributions related to the Plan termination were completed as of November 30, 2009.
General —The Plan included a profit sharing component, a 401(k) component and an employee stock ownership component. Participants should refer to the Plan document and summary plan description for a more complete description of the Plan’s provisions. The Plan was originally effective January 1, 1966 and was amended and restated on January 1, 1995, 1999, 2001, and 2004. On June 4, 2007, the Plan was further amended to terminate the Plan. The Plan was a defined contribution plan covering substantially all employees of Sky Financial, and its wholly owned subsidiaries, who had attained age 18 and were not classified as independent contractors or leased employees. The Plan was subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).
Administration — Pursuant to the Plan document, the Plan administrator was the Sky Financial Benefit Plans Committee (the Sky Committee). The Sky Committee was disbanded prior to the merger in 2007, and in October 2007, per resolution of the Huntington Board, duties of the Sky Committee were delegated to the Huntington’s Benefit Committee. Record keeping for the Plan was performed by Marshall & Ilsley. The Plan administrator believed that the Plan was designed and operated in compliance with the applicable requirements of the Internal Revenue Code (the Code) and the provisions of ERISA, as amended.
Contributions — As described in the Plan document, there were no employer profit sharing or ESOP contributions required subsequent to December 20, 2006. Matching contributions were made with respect to participant 401(k) contributions made through June 30, 2007. Participants were not permitted to make any 401(k) contributions subsequent to June 30, 2007.
Participant Accounts — Each participant’s account was credited with the participant’s own contribution and an allocation of the employer’s contribution and Plan earnings. Investment income or loss was allocated to participant accounts based on proportional account balances. The benefit to which a participant was entitled was the benefit provided from the participant’s account.
Vesting — All Participants became fully vested on June 30, 2007.
Investment Options — The Plan provided for the establishment of a variety of investment funds and a Huntington (company) stock fund. The company stock fund and other investment funds were participant directed. Participants could transfer account balances between funds, subject to certain limitations. The company had the sole discretion to determine or change the number and nature of investment funds. Also, participants were able to make investment election changes in the Plan until their accounts were distributed.

Participant Loans — The Plan provided that participants could borrow funds against their account balances. These loans were limited to the lesser of $50,000 or 50% of the participant’s vested account balance. Participant loans bore interest at a fixed annual rate, as determined by the committee on the date of loan approval. Loan issuances were accounted for as a transfer from the participant directed accounts into a participant loan fund. Each loan was secured by the balance in the participant’s account. Loan principal and interest payments were made through payroll deductions for periods up to five years for a personal loan and up to 15 years for a residential home loan.
Payment of Benefits — Upon termination of service, a participant could elect to receive either a lump-sum amount equal to the value of his or her vested interest in their profit sharing and 401(k) account, or the vested portion of a participant’s balance may be distributed in installments or partial distributions. Upon Plan termination, only the lump sum distribution was permitted for the profit sharing and 401(k) portion of the account. The ESOP’s normal form of benefits was a joint and survivor annuity with optional forms of lump sum, straight life annuity or installments.
Distributions — Former Sky Financial associates who terminated employment prior to receipt of the favorable determination from the IRS were able to take distribution of their account from the Plan at the time their employment was terminated. As the Plan received its favorable determination letter from the IRS on December 8, 2008, the remaining accounts were distributed to the participants.
2.	SUMMARY OF ACCOUNTING POLICIES
Basis of Accounting — For the period from January 1, 2009 to November 30, 2009 and the year ended December 31, 2008, the Plan’s basis of accounting was the liquidation basis. There were no material differences in the Plan’s financial statements using the liquidation basis of accounting compared with the accrual basis of accounting.
Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of net assets available for benefits and changes therein during the reporting period. Actual results may differ from these estimates.
Fair Value Measurements — Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 820, “Fair Value Measurements”, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic 820 also establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
For the period from January 1, 2009 to November 30, 2009 and the year ended December 31, 2008, all of the Plan’s investments were classified as Level 1 within the fair value hierarchy.
Investments — All investments of the Plan are stated at fair value as measured by quoted market prices in an active market. Participant loans were stated at cost, which approximates fair value.
Purchases and sales of securities were recorded on a trade-date basis. Interest income was recorded on an accrual basis and dividend income was recorded on the ex-dividend date.
The Plan utilized various investment instruments that, in general, were exposed to various risks, such as interest rate, credit, and overall market volatility.
Distributions to Participants — Distributions to participants were recorded when paid.
Administrative Expenses — The costs of administering the Plan were paid by the Plan or Huntington as determined by Huntington.
3.	INVESTMENTS
The following presents, at fair value, investments that represented 5% or more of the Plan’s net assets at December 31, 2008.

December 31,
2008
Federated Prime Obligations Fund	$21,753,285
Huntington Bancshares Incorporated common stock	18,179,293
Harbor International Fund	11,561,058
Davis New York Venture Fund — A	10,805,989
Huntington Intermediate Government Income Fund	8,152,159
Vanguard Growth Index Fund	7,703,392
RS Partners Fund	7,116,579
The Plan’s investments (including investments bought, sold, and held) depreciated as follows:

	For the period from
	January 1, 2009
	through	For the year ended
	November 30, 2009	December 31, 2008
Mutual funds	$7,028,154	$46,293,362
Huntington Bancshares Incorporated common stock	13,785,796	19,485,426

Total	$20,813,950	$65,778,788

4.	PARTY-IN-INTEREST TRANSACTIONS
Subsequent to the Plan termination, certain Plan investments were shares of Huntington Bancshares Incorporated mutual funds managed by Huntington Asset Advisors, Inc, a wholly-owned subsidiary of Huntington, and therefore, qualify as party-in-interest investments. Costs and expenses paid by the Plan to Huntington totaled $16,368 for the period from January 1, 2009 to November 30, 2009 and $120,438 for the year ended 2008.
5.	INCOME TAX STATUS
The IRS has determined and informed Sky Financial by letter dated December 8, 2008, that the Plan was designed in accordance with applicable sections of the Internal Revenue Code (“IRC”).